Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

Micro Component Technology Reports Increased Revenues and Positive Cash Flow in Third Quarter 2003 Financial Results

St. Paul, Minnesota. (October 22, 2003) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its third quarter ended September 27, 2003.  Net sales for the quarter were $2.9 million, an increase of 4.4% from the quarter ended September 28, 2002 and 22.2% above net sales of the prior quarter.  Net loss for the quarter ended September 27, 2003 was $0.7 million or $0.04 per share, versus a net loss of $2.5 million, or $0.18 per share in the prior year period.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented,  “We are very pleased to see the benefits of our restructuring activities being reflected in our financial results.  The 52.4% reduction of operating expense from the prior year, coupled with the utilization of existing inventories in the current quarter, has resulted in positive cash generation from operations in the current quarter. Additionally, we completed a vendor restructuring initiative during the quarter, which will further benefit our cash requirements over the next year. We have now completed all of our major restructuring activities that we have undertaken over the last 12 months, which has better positioned us to remain competitive in these difficult market conditions.  At the same time, we are now well postured to take advantage of our lower cost structures in, what appears to be, the beginning of a potential market upturn,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, and SmartSort™, designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

MCT, Inc. (Third Quarter Year 2003)

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from the continued downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2002, Form 10-Q for the quarters ended March 29, 2003 and June 28, 2003, respectively.

MCT, Inc. (Third Quarter Year 2003)

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002

Net sales	$2,852	$2,732	$7,385	$10,074
Cost of sales	1,581	1,558	4,505	6,199
Gross profit	1,271	1,174	2,880	3,875

Gross margin

44.6

%

43.0

%

39.0

%

38.5

%

Selling, general and administrative	1,178	2,092	3,800	6,796
Research and development cost	464	1,012	1,798	3,368
Restructuring charge	—	345	266	193

Total operating expenses	1,642	3,449	5,864	10,357

Operating loss	(371)	(2,275)	(2,984)	(6,482)

Interest and other	(330)	(264)	(714)	(773)

Net loss	$(701)	$(2,539)	$(3,698)	$(7,255)

Net loss per share, basic and diluted	$(0.04)	$(0.18)	$(0.22)	$(0.51)

Weighted average shares outstanding:
Basic	17,964	14,152	16,739	14,115
Diluted	17,964	14,152	16,739	14,115

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	Sept. 27, 2003	Dec. 31, 2002
Assets
Current assets
Cash and cash equivalents	$568	$1,560
Accounts receivable, net	2,193	786
Inventories, net	2,742	3,850
Other current assets	212	212
Total current assets	5,715	6,408

Property, plant and equipment, net	397	605

Debt issuance costs and other, net	597	740

Total assets	$6,709	$7,753

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,421	$1,010
Accrued liabilities	1,881	2,266
Bank line of credit	702	—
Deferred revenue in excess of costs incurred	312	48
Restructuring charges	7	194
Current portion long-term debt	2	29
Total current liabilities	$4,325	$3,547

Long-term portion of accounts payable	329	—
10% senior subordinated convertible debt	9,750	10,000

Total stockholders’ deficit	(7,695)	(5,794)

Total liabilities and stockholders’ deficit	$6,709	$7,753